EXHIBIT 99.1

MMC Energy, Inc. Announces Inquiry

NEW YORK, February 19, 2007/ PRNewswire-FirstCall/ -- MMC Energy, Inc. (OTC-BB: MMCN) today announced that it has learned that 1.0 million shares issued pursuant to a 12.0 million share private placement MMC consummated in May 2006 were purchased by an entity controlled by Louis Zehil, who at the time of the purchase was a partner of MMC’s external legal counsel for the transaction, McGuireWoods LLP. MMC believes that Mr. Zehil improperly caused MMC’s transfer agent not to place a required restrictive legend on the certificate for these 1.0 million shares and that he may then have caused the entity to resell some or all of these shares. MMC currently has a total capitalization of 48.1 million shares.

MMC learned of these circumstances in connection with its work on a registration statement to permit resale of the shares issued in the private placement. MMC has reported this matter to the Securities and Exchange Commission and is working with its advisors to track the 1.0 million shares and take other action as may be appropriate. MMC has been advised by McGuireWoods LLP that the firm also reported this matter to the Securities and Exchange Commission.

 About MMC Energy, Inc.

MMC Energy, Inc. is an energy acquisition company, which primarily acquires and operates critical power generation and associated energy infrastructure assets. MMC is headquartered in New York City and traded on the NASDAQ OTC Bulletin Board in the United States and the Deutsche Bourse in Germany.

MMC seeks to create long-term value for its shareholders through deep value asset acquisitions and hands on post- acquisition asset management.

MMC currently owns power generation assets in Southern California and is pursuing a disciplined portfolio acquisition and growth strategy targeting power generation facilities and energy infrastructure assets primarily in California, Texas, Mid-Atlantic, and the Northeastern U.S.

Additional information concerning MMC Energy is available at http://www.mmcenergy.com

Forward Looking Statements:

This press release contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those discussed in these forward-looking statements. MMC assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by MMC in its reports filed with the Securities and Exchange Commission.